EXHIBIT 99.4

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES STOCK DIVIDEND

www.1stcent.com

Redlands, California—February 25, 2005— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced that the Board approved a 7% stock dividend to shareholders of record March 15, 2005, and payable April 15, 2005. The action was approved at the regularly scheduled Board Meeting on February 25, 2005, with the effect of adding approximately 136,000 more shares of FCEN.

Patrick J. Meyer, Chairman of the Board stated, “The dividend reflects the on-going success of the Bank and rewards shareholders for their continued support. We are proud to present our shareholders with this 10th stock dividend in addition to three cash dividends paid by the Company in its 14-year history.”

Thomas E. Vessey, President and Chief Executive Officer, stated that “the growth in all performance areas are a result of the success of our business development efforts in and around the marketplaces we serve. We are pleased with the continued, quality growth and increased earnings of your Company, and remain committed in our efforts to build a quality financial services organization and increasing shareholder wealth.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California, a full-service branch, its Religious Lending Group and its SBA/Commercial Lending Group in Brea, California, and full-service branches in Escondido, Palm Desert, and Irwindale California, and a full service branch in Temecula to open during the second quarter of 2005 pending regulatory approval.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.